Exhibit 99.1

      First Consulting Group Reports Second Quarter 2004 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--July 22, 2004--First
Consulting Group (FCG) (Nasdaq:FCGI):

    --  Reports Second Quarter Financial Results

        --  Net Revenues $67.9 Million

        --  Net Income of $1.0 Million, or $0.04 Per Share

    --  Cash Balance Increases to $45.1 Million; Matches Record 38
        DSOs

    FCG (Nasdaq:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration to the health-related industries, today reported financial results for the second quarter ended June 25, 2004.

    Second Quarter Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the second quarter of 2004 was $67.9 million, up 2.7% from $66.1 million in the prior quarter, and down 4.8% from $71.3 million in the second quarter of 2003. The increase in revenues for the second quarter was primarily due to increases in the Health Delivery and Meditech Service Center delivery units and in Other Business due to Paragon Solutions.
    FCG reported net income of $1.0 million, or $0.04 per share, for the second quarter of 2004, compared to a net loss of $0.6 million, or $0.02 per share, in the prior quarter, and a net loss of $3.5 million, or $0.14 per share, in the second quarter of 2003. Excluding stock repurchase charges, the Company reported non-GAAP earnings of $0.04 per share in the first quarter of 2004.

    Cash Position

    Total cash and investments increased to $45.1 million at the end of the second quarter of 2004, as compared to $42.8 million in the prior quarter. Days sales outstanding decreased and matched a record low 38 days in the second quarter of 2004, compared to 40 days in the prior quarter. FCG has no long-term debt.
    Luther Nussbaum, FCG's chairman and chief executive officer, said, "Our second quarter results reflect our successful drive toward stable and predictable profitability. While many units will be contributing to our profitability improvement, Life Sciences and Outsourcing are the cornerstones of our plans to reach higher targets. For the remainder of the year we expect to continue improving our Outsourcing operating margins and are working hard to significantly reduce our losses in Life Sciences through the balance of 2004 so that we can reach profitability in that business in the first quarter of 2005. Accomplishing these two goals, and maintaining profitability in other units, can improve quarterly operating income by approximately $2 million. Our revenue growth opportunities are now widespread, especially from Outsourcing, Health Delivery Services, Meditech Services, and Paragon. Together, these areas represent 70% of FCG's revenues." Nussbaum indicated that the firm has reached pretax profitability, excluding restructuring charges in the fourth quarter of 2003, three quarters in a row. "We have shown solid and consistent operating results for the last three quarters. We know that the summer months can be slow with regard to new project signings. However, our pipelines are strong and we expect to enter the fall and the winter months with a strong booked backlog," said Nussbaum.

    Business Area Update

    FCG is providing the following performance summary for each business area during the second quarter of 2004:

    Healthcare: The Health Delivery project business continues to grow and perform well. Demand for implementation related staff continues to be strong and the firm is aggressively recruiting for these skills in the United States and India. The blended shore project capabilities are in place and are expected to accelerate a shift away from augmentation to blended shore and higher value project work. The initial implementation of FirstGateways(TM) is nearly complete. There are several FirstGateways opportunities and the Company expects to have three implementations either completed or in progress by the end of 2004. For the first time in several years the Health Delivery practice is more constrained by delivery resources than sales. The Health Delivery unit is expected to continue growing in the second half of 2004, resulting in additional hiring and training costs that must be managed closely to ensure that overall firm profitability targets are achieved.
    The Health Plan practice experienced a one-time project write-down during the second quarter of 2004, which impacted the practice's profit contribution. The practice is expected to modestly grow revenue in the second half of 2004 and continue to be profitable. The pipeline of work has improved with some potential outsourcing and FirstOps(TM) opportunities working through the sales channel. The Health Plan practice is pursuing three small to mid-size health plan application maintenance outsourcing contracts. FirstOps is a FCG developed solution geared at dramatically and quickly reducing administrative costs in health plans. The Company has two FirstOps projects currently underway. The Company's blended shore implementation projects in this business area are proceeding well and FCG's blended rate offerings are now among the most competitive in the sector.

    Outsourcing: The Company signed two small Outsourcing agreements during the quarter and has a couple of additional small agreements close to signing. Additionally, several mid to large size Outsourcing opportunities are in the pipeline. Most of FCG's outsourcing arrangements are with complex integrated delivery networks. In the aggregate, the Company provides IT outsourcing services to 47 hospitals and over 70,000 users under its outsourcing arrangements and currently manages more than 150 hospital healthcare information systems. FCG now derives over 40% of its revenues from Outsourcing. This business offers full and discrete IT services, including help desk and desktop, hosting and network services, telephony and application support. Demand within FCG's Meditech Service Center is strong, characterized by 20%+ top line growth and 12%+ operating margins. The Company expects strong demand for its Service Center offerings to continue. The Outsourcing pipeline is solid with opportunities across Health Delivery, Health Plans, and Life Sciences.

    Life Sciences: The Life Sciences practice's turnaround continues to progress. The business is still generating sizeable losses but is showing incremental improvement. The Company expects to reduce the cost structure and expects modest revenue growth by the fourth quarter of 2004. The business is expected to significantly reduce its losses during the second half of 2004 followed by profitability in the first quarter of 2005. A new version of the FirstDoc(TM) product suite is expected to be released during the third quarter of 2004. This release is important to the continuing improvement of this practice and completion of the release is expected to significantly reduce the Company's software development costs in the fourth quarter of 2004.

    Software Companies: Paragon continues to grow and is profitable. The Company has 726 associates combined in both India and Vietnam. Operations in Bangalore serve both the Paragon Software Development clients and FCG's healthcare and life sciences clients. This shared services approach provides strong offshore support to the Company's vertical segments.

    Outlook

    Other than the information set forth in this release, FCG is not providing any specific revenue or earnings guidance. The Company currently expects that third quarter 2004 operating results should be similar to those of the second quarter of 2004 and expects fourth quarter of 2004 profitability to improve by a couple of cents over second quarter of 2004. As discussed above, the pipeline for new business continues to be strong as compared to recent years, although the market remains very competitive, and historically new business signings during the summer months slow down. Health Delivery is experiencing demand growth in both project-based and outsourcing services. The Health Plan practice is stable and is expecting modest growth in the second half of 2004. Life Sciences will continue to lose money in the third quarter of 2004 but expects to significantly reduce its losses during the fourth quarter and be profitable in the first quarter of 2005. The Company is not including any new Outsourcing transactions in these expectations and any new engagements would be upside potential depending on their timing.

    Second Quarter 2004 Conference Call

    FCG will hold an investor conference call to discuss second quarter of 2004 results on Thursday, July 22, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time). This call is being webcast by CCBN and can be accessed at FCG's Web site at www.fcg.com. The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (www.streetevents.com).

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Note Regarding Non-GAAP Financial Information

    The non-GAAP financial information for the first quarter of 2004 and the fourth quarter of 2003 included in this press release is not prepared in accordance with GAAP as it excludes certain costs associated with the repurchase of stock in the first quarter of 2004 and certain restructuring charges, primarily the downsizing of facilities and severance costs, from the fourth quarter of 2003. Management believes that the presentation of non-GAAP information may be useful to investors because FCG has historically provided this information and understands that some investors consider it in evaluating FCG's business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating FCG's business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other proforma measures used by other companies.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business, and continued demand for FCG's outsourcing and consulting services, in healthcare, health plans and life sciences; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to gain closure on its pipeline of new business during 2004 and early 2005; (iv) the ability of FCG to incorporate and deliver a low cost, high quality onsite/offshore/onshore approach through its offshore businesses in India and Vietnam; (v) FCG's anticipated financial and operating performance for 2004 and 2005, including its ability to continue to achieve profitability and reach profitability targets discussed in this release; (vi) FCG's ability to realize decreased general and administrative expenses on a percentage basis; (vii) FCG's ability to release a new version of the FirstDoc product in the third quarter of 2004; and (viii) FCG's ability to return to profitability in its Life Sciences practice and increase profitability in its Outsourcing practice. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel to achieve growth, revenue and profitability goals; (d) the ability of FCG to increase its sales effectiveness; (e) the ability of FCG to maintain or reduce general and administrative expenses, increase profitability in Outsourcing, close new projects in the Health Plan practice and return to profitability in the Life Sciences practice; (f) the ability of FCG to integrate acquisitions and continue to realize positive earnings contributions from those acquisitions; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam and Europe; (h) the ability of FCG to create products that meet its clients' needs and to release those products in a timely manner; (i) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (j) the ability of FCG to effectively manage client expectations in all areas of its business; and (k) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)


                                   3 Months Ended     6 Months Ended
                                 ----------------- -------------------
                                 June 25, June 27, June 25,  June 27,
                                   2004     2003      2004      2003
                                 -------- -------- --------- ---------

Revenues before reimbursements
 (net revenues)                  $67,916  $71,310  $134,020  $141,440
Reimbursements                     4,456    4,052     8,436     7,665
                                 -------- -------- --------- ---------
     Total revenues               72,372   75,362   142,456   149,105

Cost of services before
 reimbursable expenses            45,323   48,703    90,394    96,290
Reimbursable expenses              4,456    4,052     8,436     7,665
                                 -------- -------- --------- ---------
     Total cost of services       49,779   52,755    98,830   103,955

                                 -------- -------- --------- ---------
     Gross profit                 22,593   22,607    43,626    45,150

Selling expenses                   7,201    7,699    14,528    14,968
General and administrative
 expenses                         13,551   16,598    25,751    31,175
Restructuring charges                  -    3,914         -     3,914
                                 -------- -------- --------- ---------
     Operating income (loss)       1,841   (5,604)    3,347    (4,907)
Interest income, net                 142      252       344       528
Other income (expense), net         (110)    (205)     (131)       (4)
Expense for premium on repurchase
 of stock                              -        -    (1,561)        -
                                 -------- -------- --------- ---------
     Income (loss) before income
      taxes and cumulative effect
      of change in accounting
      principle, net of tax        1,873   (5,557)    1,999    (4,383)
Income tax provision (benefit)       843   (2,027)    1,602    (1,534)
                                 -------- -------- --------- ---------
     Income (loss) before
      cumulative effect of change
      in accounting principle,
      net of tax                   1,030   (3,530)      397    (2,849)
Cumulative effect of change in
 accounting principle, net of tax      -        -         -    (2,597)
                                 -------- -------- --------- ---------
     Net income (loss)            $1,030  $(3,530)     $397   $(5,446)
                                 ======== ======== ========= =========

Basic EPS:
     Income (loss) before
      cumulative effect of change
      in accounting principle,
      net of tax                   $0.04   $(0.14)    $0.02    $(0.11)
     Cumulative effect of change
      in accounting principle,
      net of tax                       -        -         -     (0.11)
                                 -------- -------- --------- ---------
Net income (loss)                  $0.04   $(0.14)    $0.02    $(0.22)
                                 ======== ======== ========= =========

Diluted EPS:
     Income (loss) before
      cumulative effect of change
      in accounting principle,
      net of tax                   $0.04   $(0.14)    $0.02    $(0.11)
     Cumulative effect of change
      in accounting principle,
      net of tax                       -        -         -     (0.11)
                                 -------- -------- --------- ---------
Net income (loss)                  $0.04   $(0.14)    $0.02    $(0.22)
                                 ======== ======== ========= =========
Basic weighted avg. shares        24,074   24,817    24,748    24,656
Diluted weighted avg. shares      24,340   24,817    24,981    24,656


Note: certain reclassifications have been made to the 2003 results to conform to the 2004 presentation



First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
 (in thousands except per share data)

                                                     Jun. 25  Dec. 26
                                                        2004     2003
                                                     -------- --------

Cash, cash equivalents, and investments              $45,134  $62,645
Accounts receivable, net                              24,226   27,564
Unbilled receivables                                  12,015    9,947
Current assets                                        90,624  106,132
Total assets                                         141,831  157,401
Current liabilities                                   39,073   42,507
Long-term debt                                             -        -
Total stockholders' equity                            90,517  101,810



Selected Business Metrics

                                        Q2    Q1    Q4    Q3     Q2
                                        2004  2004  2003  2003   2003
                                       ----- ----- ----- ------ ------

Revenues before reimbursements (net
 revenues) ($ in millions)             67.9  66.1  64.8   65.8   71.3
Out-of-pocket reimbursements ($ in
 millions)                              4.5   4.0   3.9    4.1    4.1
  Total revenues ($ in millions)       72.4  70.1  68.7   69.9   75.4
Gross margin %                         33.3  31.8  32.9   29.6   32.2
Selling expense %                      10.6  11.1  10.6   11.5   12.0
General and admin expense %            20.0  18.4  20.3   22.5   22.6
Operating income (loss) % (see note
 below)                                 2.7   2.3  (3.6) (10.7)  (7.9)
Utilization %                          79.7  77.2  76.1   74.7   79.3
Total associates                       2287  2226  2066   2084   2096
Billable associates                    1187  1150  1058   1078   1046
Outsourcing associates                  766   749   697    662    669
Days sales outstanding                   38    40    38     43     42


Note: Operating income percentage is inclusive of a restructuring charge of $3.6 million (5.6% of revenue) in Q4 2003, $4.2 million
(6.3% of revenue) in Q3 2003, and $3.9 million (5.5% of net revenue) in Q2 2003



Delivery Units Selected Financial Metrics

Health Delivery                               Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Revenues before reimbursements (net revenues)
($ in millions)                              16.4 15.6 15.6 16.2 17.1
Out-of-pocket reimbursable expenses ($ in
millions)                                     2.2  2.0  2.3  2.4  2.4
Total revenues ($ in millions)               18.6 17.6 17.9 18.6 19.5
Gross margin %                               48.5 44.7 43.1 42.2 44.5
Utilization %                                83.9 75.9 75.3 72.5 76.7
Billable associates                           191  200  207  228  215
Total associates                              217  226  238  259  250

Health Plan                                   Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Revenues before reimbursements (net revenues)
($ in millions)                               3.6  4.2  5.2  6.2  7.1
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.7  0.6  0.8  0.8  0.8
Total revenues ($ in millions)                4.3  4.8  6.0  7.0  7.9
Gross margin %                               27.0 42.6 42.7 43.6 50.0
Utilization %                                90.3 77.8 82.6 81.8 85.8
Billable associates                            48   45   50   58   62
Total associates                               54   50   56   70   75

Life Sciences                                 Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Revenues before reimbursements (net revenues)
($ in millions)                               9.2  8.9  8.3  8.8 11.4
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.3  0.2  0.3  0.3  0.3
Total revenues ($ in millions)                9.5  9.1  8.6  9.1 11.7
Gross margin %                               42.2 43.0 37.1 27.2 34.4
Utilization %                                76.2 71.0 65.1 63.9 72.5
Billable associates                           171  179  189  215  243
Total associates                              204  215  226  270  305

Health Delivery Outsourcing                   Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Revenues before reimbursements (net revenues)
($ in millions)                              25.4 25.2 23.6 23.2 24.1
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.1  0.1  0.1  0.1  0.1
Total revenues ($ in millions)               25.5 25.3 23.7 23.3 24.2
Gross margin %                               17.9 16.7 16.7 14.1 14.1
Total associates                              571  566  571  569  572

Meditech Service Center                       Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Revenues before reimbursements (net revenues)
($ in millions)                               6.2  5.5  5.4  4.7  5.0
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.4  0.4  0.4  0.4  0.4
Total revenues ($ in millions)                6.6  5.9  5.8  5.1  5.4
Gross margin %                               33.7 30.9 40.9 34.1 39.2
Billable associates                            56   60   58   56   47
Outsourcing associates                         42   42   56   19   26
Total associates                              114  122  121   82   81

Other Business Units                          Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Revenues before reimbursements (net revenues)
($ in millions)                               7.1  6.7  6.7  6.7  6.4
Out-of-pocket reimbursable expenses ($ in
millions)                                     0.2  0.2  0.1  0.1  0.1
Total revenues ($ in millions)                7.3  6.9  6.8  6.8  6.5
Gross margin %                               33.6 27.4 36.3 32.6 32.0
Billable associates                           291  271  249  249  239
Outsourcing associates                         44   48   50   52   49
Total associates                              385  368  347  350  344

Shared Service Centers                        Q2   Q1   Q4   Q3   Q2
                                              2004 2004 2003 2003 2003
Billable associates                           429  394  303  271  239
Outsourcing associates                        109   93   20   22   22
Total associates                              601  536  356  323  286


    CONTACT: First Consulting Group
             Luther Nussbaum, 562-624-5221
             lnussbaum@fcg.com
             Chuck McBride, 562-624-5300
             cmcbride@fcg.com
             Thomas Reep, 562-624-5250
             treep@fcg.com